EXHIBIT 99.4

REDWOOD TRUST ANNOUNCES UPSIZED COMMON STOCK REPURCHASE AUTHORIZATION TO $150 MILLION

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced that its Board of Directors has upsized the Company’s authorization to repurchase common stock to $150 million. This stock repurchase authorization has no time limit and may be modified, suspended or discontinued at any time. The Board of Directors also continued its previous authorization for the repurchase of outstanding preferred stock and corporate debt securities.

“The Board’s decision to increase our share repurchase capacity to $150 million reflects our strong conviction in the intrinsic value of our stock, the strength of our operating platforms, and our strategic positioning,” said Christopher Abate, Chief Executive Officer of Redwood. “Having initiated common stock repurchases in the second quarter 2025, we intend to use this expanded authorization proactively to support our stock and drive shareholder value. Our strategic transition to a more scalable and simplified operating model entails an ongoing focus on partnerships with strategic capital providers—including those not only looking to acquire assets that our platforms originate or source, but also to invest directly in the expansion of our business.”

The timing and amount of stock repurchases made pursuant to the Redwood’s repurchase authorization are at the Company’s discretion and subject to various factors, including the Company's capital position, liquidity, financial performance and alternative uses of capital, stock trading price, regulatory requirements and general market conditions. This repurchase authorization does not obligate the Company to acquire any specific number of shares or securities. Repurchases of shares or securities by the Company may be effected through open market purchases or privately negotiated transactions, including repurchase plans that satisfy the conditions of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

ABOUT REDWOOD TRUST
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms, whole-loan distribution activities, joint ventures and our publicly traded shares. We operate through three core residential housing-focused operating platforms — Sequoia, Aspire, and CoreVest — alongside our complementary Redwood Investments portfolio which is primarily composed of assets we source through these platforms. In addition, through RWT Horizons®, our venture investing initiative, we invest in early-stage companies that have a direct nexus to our operating platforms. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

CONTACT
Investor Relations
Kaitlyn Mauritz – Head of Investor Relations
Phone: 415-384-3822
Email: investorrelations@redwoodtrust.com